                                                                    EXHIBIT 99.1

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

                    CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                                       AND

      MANAGEMENT'S NARRATIVE ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

             FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003 (RESTATED)

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

When we make statements containing projections about our revenues, income, earnings and other financial items, our plans and objectives for the future, future economic performance, transactions for the sale of parts of our operations and financings related thereto, when we make statements containing any other projections or estimates about our assumptions relating to these types of statements, we are making "forward-looking statements." These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations and the underlying assumptions reflected in our forward-looking statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are not guarantees of future performance or events. Such statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements.

In addition to the matters described in this report and the exhibits attached hereto, the following are some of the factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements:

     - Changes in laws and regulations, including deregulation, re-regulation and restructuring of the electric utility industry, changes in or application of environmental and other laws and regulations to which we are subject, and changes in or application of laws or regulations applicable to other aspects of our business, such as hedging activities;

     - The outcome of pending lawsuits, governmental proceedings and investigations;

     - The effects of competition, including the extent and timing of the entry of additional competitors in our markets;

     -   Liquidity concerns in our markets;

     -   Our pursuit of potential business strategies;

     - The timing and extent of changes in commodity prices and interest rates;

     - The availability of adequate supplies of fuel, water, and associated transportation necessary to operate our portfolio of generation assets;

     - Weather variations and other natural phenomena, which can affect the demand for power from or our ability to produce power at our generating facilities;

     - Financial market conditions and our access to capital, including availability of funds in the capital markets for merchant generation companies;

     - The creditworthiness or bankruptcy or other financial distress of our counterparties;

     -   Actions by rating agencies with respect to us or our competitors;

     -   Acts of terrorism or war;

     -   The availability and price of insurance;

     -   Political, legal, regulatory and economic conditions and developments;

     - The successful operation of deregulating power markets; the reliability of the systems, procedures and other infrastructure necessary to operate our retail electric business, including the systems owned and operated by the independent system operator in ERCOT; and

     - The resolution of the refusal by certain California market participants to pay our receivables balances and the resolution of the refund methodologies.

Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

                                TABLE OF CONTENTS

Consolidated Interim Financial Statements of Orion Power Holdings, Inc. and Subsidiaries:

     Consolidated Statements of Operations (unaudited)
         For the three months ended June 30, 2002 and 2003 (as restated)........................     1

         For the periods from January 1, 2002 through February 19, 2002 and February 20, 2002
         through June 30, 2002 and for the six months ended June 30, 2003 (as restated).........     2

     Consolidated Balance Sheets (unaudited)
          December 31, 2002 and June 30, 2003 (as restated).....................................     3

     Consolidated Statements of Cash Flows (unaudited)
         For the periods from January 1, 2002 through February 19, 2002 and February 20, 2002
         through June 30, 2002 and for the six months ended June 30, 2003 (as restated).........     4

     Notes to Unaudited Consolidated Interim Financial Statements...............................     5

Management's Narrative Analysis of Financial Condition and Results of Operations  ..............    22

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                         FOR THE THREE MONTHS ENDED JUNE 30,
                                                                         -----------------------------------
                                                                              2002                2003
                                                                         --------------      --------------
                                                                                              (AS RESTATED,
                                                                                               SEE NOTE 1)
REVENUES:
   Operating revenues..................................................  $      287,776      $      265,852
   Operating revenues - affiliates.....................................           2,669               1,160
                                                                         --------------      --------------
     Total ............................................................         290,445             267,012

OPERATING EXPENSES:
   Fuel................................................................          54,030              63,227
   Fuel - affiliates...................................................          29,284              21,800
   Purchased power.....................................................           5,715               4,572
   Purchased power - affiliates........................................          12,761               6,556
   Operations and maintenance..........................................          47,312              60,861
   General, administrative and development (note 3)....................           8,306              22,957
   Taxes other than income taxes.......................................          16,795              14,565
   Depreciation and amortization.......................................          34,090              36,970
                                                                         --------------      --------------
     Total.............................................................         208,293             231,508
                                                                         --------------      --------------

OPERATING INCOME.......................................................          82,152              35,504

INTEREST INCOME........................................................           1,765                 829

INTEREST EXPENSE.......................................................         (41,087)            (36,919)
                                                                         --------------      --------------

INCOME (LOSS) BEFORE INCOME TAXES......................................          42,830                (586)

INCOME TAX EXPENSE (BENEFIT)...........................................          15,272              (1,977)

                                                                         --------------      --------------
NET INCOME.............................................................  $       27,558      $        1,391
                                                                         ==============      ==============

      See Notes to our Unaudited Consolidated Interim Financial Statements

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                               FORMER ORION    |             CURRENT ORION
                                                                            -----------------  | ----------------------------------
                                                                             JANUARY 1, 2002   | FEBRUARY 20, 2002     FOR THE SIX
                                                                                 THROUGH       |      THROUGH          MONTHS ENDED
                                                                            FEBRUARY 19, 2002  |   JUNE 30, 2002      JUNE 30, 2003
                                                                            -----------------  | -----------------   --------------
                                                                                               |                       (AS RESTATED,
                                                                                               |                        SEE NOTE 1)
                                                                                               |
REVENUES:                                                                                      |
   Operating revenues..................................................      $      122,408    |  $      400,785     $      528,908
   Operating revenues - affiliates.....................................                  -     |           2,669             17,773
                                                                             --------------    |  --------------     --------------
     Total ............................................................             122,408    |         403,454            546,681
                                                                                               |
OPERATING EXPENSES:                                                                            |
   Fuel................................................................              43,282    |          88,377            152,930
   Fuel - affiliates...................................................                  -     |          29,284             43,355
   Purchased power.....................................................               3,232    |           7,121              9,020
   Purchased power - affiliates........................................                  -     |          15,127             12,247
   Operations and maintenance..........................................              22,419    |          56,512            106,970
   General, administrative and development (note 3)....................              86,188    |          14,249             49,333
   Taxes other than income taxes.......................................               8,576    |          24,944             34,091
   Depreciation and amortization.......................................              25,530    |          53,481             74,193
                                                                             --------------    |  --------------     --------------
     Total.............................................................             189,227    |         289,095            482,139
                                                                             --------------    |  --------------     --------------
                                                                                               |
OPERATING (LOSS) INCOME................................................             (66,819)   |         114,359             64,542
                                                                                               |
INTEREST INCOME........................................................               1,101    |           2,372                903
                                                                                               |
INTEREST EXPENSE.......................................................             (25,067)   |         (53,398)           (73,358)
                                                                             --------------    |  --------------     --------------
                                                                                               |
(LOSS) INCOME BEFORE INCOME TAXES......................................             (90,785)   |          63,333             (7,913)
                                                                                               |
INCOME TAX (BENEFIT) EXPENSE...........................................             (38,611)   |          22,685             (7,367)
                                                                             --------------    |  --------------     --------------
(LOSS) INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE............             (52,174)   |          40,648               (546)
                                                                             --------------    |  --------------     --------------
    Cumulative effect of accounting change, net of tax.................                  -     |              -               2,121
                                                                             --------------    |  --------------     --------------
NET (LOSS) INCOME......................................................      $      (52,174)   |  $       40,648     $        1,575
                                                                             ==============    |  ==============     ==============

      See Notes to our Unaudited Consolidated Interim Financial Statements

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                                DECEMBER 31, 2002   JUNE 30, 2003
                                                                                -----------------   -------------
                                                                                                    (AS RESTATED,
                                                                                                     SEE NOTE 1)
                                   ASSETS

CURRENT ASSETS:
  Cash and cash equivalents..................................................    $        7,400     $        8,835
  Restricted cash............................................................           199,830            177,299
  Accounts receivable, net of allowance for bad debts of $1,939 and $6,375...           112,535            130,731
  Income taxes receivable....................................................            47,364             40,011
  Fuel inventories...........................................................            29,028             33,080
  Materials and supplies.....................................................            32,124             34,148
  Accumulated deferred income taxes..........................................            53,095             51,825
  Derivative assets..........................................................             8,762             14,325
  Prepaid insurance and property taxes.......................................            14,535             15,943
  Other current assets.......................................................            12,496              4,526
                                                                                 --------------     --------------
Total current assets.........................................................           517,169            510,723
                                                                                 --------------     --------------
Property, plant and equipment, gross.........................................         3,895,078          3,925,451
Accumulated depreciation.....................................................          (110,451)          (173,531)
                                                                                 --------------     --------------
PROPERTY, PLANT AND EQUIPMENT, NET...........................................         3,784,627          3,751,920
                                                                                 --------------     --------------
OTHER ASSETS:
  Derivative assets..........................................................             7,286              7,735
  Other intangibles, net of accumulated amortization of $53,389 and $80,675..           434,899            444,148
  Goodwill, net of accumulated impairment of $337,500 and $337,500...........           986,037            980,079
  Deferred financing fees, net of accumulated amortization of $1,455 and
    $6,358...................................................................            25,808             22,252
  Restricted cash............................................................                -               8,158
  Other......................................................................             6,279              5,119
                                                                                 --------------     --------------
Total other assets...........................................................         1,460,309          1,467,491
                                                                                 --------------     --------------
TOTAL ASSETS.................................................................    $    5,762,105     $    5,730,134
                                                                                 ==============     ==============

                    LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt and short-term borrowings................    $      454,244     $      413,889
  Accounts payable...........................................................            44,937             32,248
  Payable to affiliates, net.................................................             7,930             15,170
  Accrued expenses...........................................................            35,898             27,190
  Accrued interest...........................................................            18,800             15,006
  Derivative liabilities.....................................................            25,479             27,800
                                                                                 --------------     --------------
Total current liabilities....................................................           587,288            531,303
                                                                                 --------------     --------------
LONG-TERM DEBT...............................................................         1,724,095          1,705,878
OTHER LIABILITIES:
   Accumulated deferred income taxes.........................................           385,628            381,767
   Derivative liabilities....................................................            27,153             34,778
   Contractual obligations...................................................            85,715             81,452
   Other.....................................................................            80,393             78,373
                                                                                 --------------     --------------
Total other liabilities......................................................           578,889            576,370
                                                                                 --------------     --------------
Total liabilities............................................................         2,890,272          2,813,551
                                                                                 --------------     --------------
COMMITMENTS AND CONTINGENCIES  (NOTE 9)
STOCKHOLDER'S EQUITY:
  Common stock: $1.00 par value; 1,000 shares authorized, issued and
    outstanding at December 31, 2002 and June 30, 2003.......................                 1                  1
  Additional paid-in capital.................................................         3,152,701          3,198,701
  Accumulated other comprehensive loss.......................................           (23,453)           (26,278)
  Retained deficit...........................................................          (257,416)          (255,841)
                                                                                 --------------     --------------
Total stockholder's equity...................................................         2,871,833          2,916,583
                                                                                 --------------     --------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY...................................    $    5,762,105     $    5,730,134
                                                                                 ==============     ==============

      See Notes to our Unaudited Consolidated Interim Financial Statements

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                         FORMER ORION     |             CURRENT ORION
                                                                       -----------------  |  ----------------------------------
                                                                        JANUARY 1, 2002   |  FEBRUARY 20, 2002     FOR THE SIX
                                                                            THROUGH       |       THROUGH          MONTHS ENDED
                                                                       FEBRUARY 19, 2002  |   JUNE 30, 2002       JUNE 30, 2003
                                                                       -----------------  |  ------------------   -------------
                                                                                          |                       (AS RESTATED,
                                                                                          |                         SEE NOTE 1)
                                                                                          |
CASH FLOWS FROM OPERATING ACTIVITIES:                                                     |
Net (loss) income...................................................      $    (52,174)   |    $     40,648        $      1,575
Adjustments to reconcile net (loss) income to net cash provided by                        |
  (used in) operating activities:                                                         |
  Equity contribution of general and administrative costs from                            |
    stockholder.....................................................                 -    |               -              31,000
  Cumulative effect of accounting change, net of tax................                 -    |               -              (2,121)
  Deferred income taxes.............................................            (4,787)   |          (5,963)             (2,111)
  Deferred compensation.............................................             1,763    |               -                   -
  Amortization of deferred financing fees...........................             2,633    |               -               4,903
  Amortization of contractual rights and obligations, net...........                 -    |          (2,664)             17,034
  Amortization of revaluation of swaps and debt.....................                 -    |         (12,693)            (15,606)
  (Gain) loss on derivative financial instruments...................            12,065    |          (6,248)               (896)
  Depreciation and amortization.....................................            25,530    |          53,481              74,193
  Change in assets and liabilities:                                                       |
    Restricted cash.................................................            86,339    |        (117,958)             14,373
    Accounts receivable, net........................................           (50,375)   |          47,807             (18,196)
    Fuel inventories and materials and supplies.....................              (539)   |         (15,620)             (6,076)
    Prepaid insurance and property taxes and other current assets...           (44,279)   |           1,726               3,279
    Other assets....................................................           (40,431)   |          37,011             (33,362)
    Accounts payable................................................            26,041    |         (66,096)            (12,908)
    Payable/receivable to affiliates, net...........................                 -    |          28,729               7,240
    Accrued expenses................................................           (10,958)   |         (29,986)             (7,716)
    Income taxes receivable.........................................                 -    |               -               7,379
    Other long-term liabilities.....................................            45,802    |         (35,973)              1,263
    Deferred revenue................................................              (517)   |               -                   -
    Accrued interest................................................            16,738    |         (17,136)             (3,794)
                                                                          ------------    |    ------------        ------------
      Net cash provided by (used in) operating activities...........            12,851    |        (100,935)             59,453
                                                                          ------------    |    ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES:                                                     |
   Purchases of property, plant and equipment in operations.........           (49,642)   |         (55,479)            (29,463)
                                                                          ------------    |    ------------        ------------
      Net cash used in investing activities.........................           (49,642)   |         (55,479)            (29,463)
                                                                          ------------    |    ------------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:                                                     |
  Issuance of common stock, net.....................................               491    |               -                   -
  Contributions from stockholder....................................                 -    |         241,640              15,000
  Payments on deferred financing fees...............................              (100)   |               -                (589)
  Payments on officers' notes receivable............................             3,736    |               -                   -
  Proceeds from debt................................................            21,000    |          71,200               5,000
  Payments on debt..................................................           (78,758)   |        (244,266)            (47,966)
                                                                          ------------    |    ------------        ------------
      Net cash (used in) provided by financing activities...........           (53,631)   |          68,574             (28,555)
                                                                          ------------    |    ------------        ------------
NET CHANGE IN CASH AND CASH EQUIVALENTS.............................           (90,422)   |         (87,840)              1,435
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD......................           183,719    |          93,297               7,400
                                                                          ------------    |    ------------        ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD............................      $     93,297    |    $      5,457        $      8,835
                                                                          ============    |    ============        ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:                                         |
Cash payments:                                                                            |
  Interest (net of amounts capitalized).............................      $      5,634    |    $     76,210        $     56,914
                                                                          ============    |    ============        ============
  Income taxes......................................................                65    |          12,452                  74
                                                                          ============    |    ============        ============

      See Notes to our Unaudited Consolidated Interim Financial Statements

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

          NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

(1)  BACKGROUND AND BASIS OF PRESENTATION

     In this quarterly report we refer to Orion Power Holdings, Inc. (Orion Power), a Delaware corporation, and its subsidiaries as "we," "us," or "our," unless we specify or the context clearly indicates otherwise. Included in this quarterly report are our consolidated interim financial statements and notes (interim financial statements). The interim financial statements are unaudited, omit certain financial statement disclosures that are required to be included in our annual consolidated financial statements and notes and should be read in conjunction with our annual consolidated financial statements and notes filed in Reliant Resources, Inc.'s (Reliant Resources) Current Report on Form 8-K on April 16, 2003 (Reliant Resources Form 8-K).

     On February 19, 2002, Orion Power was acquired by merger (the Merger) by a wholly-owned subsidiary of Reliant Resources. The transaction resulted in the purchase by Reliant Resources of all of our outstanding shares of common stock for $26.80 per share in cash for an aggregate purchase price of approximately $2.9 billion. Reliant Resources funded the acquisition with a $2.9 billion credit facility and $41 million of cash on hand. As a result of the Merger, we became a wholly-owned subsidiary of Reliant Resources.

BASIS OF PRESENTATION

     These interim financial statements present the results of operations for the periods from January 1, 2002 through February 19, 2002 (the date that Reliant Resources acquired Orion Power), February 20, 2002 through June 30, 2002 and the six months ended June 30, 2003. Within these interim financial statements, "Current Orion" and "Former Orion" refer to Orion Power after and before, respectively, the Merger.

     The fair value adjustments related to the Merger, which have been pushed down to us from Reliant Resources, primarily included adjustments in property, plant and equipment, goodwill, contractual rights and obligations, severance liabilities, debt, unrecognized pension and postretirement benefits liabilities and related deferred taxes. For additional information regarding the Merger, see note 5.

     The interim financial statements include the accounts of Orion Power and its subsidiaries. Intercompany transactions and balances are eliminated in consolidation.

    Each of Liberty Electric PA, LLC (Liberty), Liberty Electric Power, LLC
(LEP), Orion Power New York, L.P. (Orion NY), Orion Power New York LP, LLC, Orion Power New York GP, Inc., Astoria Generating Company, L.P. (Astoria), Carr Street Generating Station, L.P. (Carr Street), Erie Boulevard Hydropower, L.P. (Erie Boulevard), Orion Power MidWest, L.P. (Orion MidWest), Orion Power MidWest LP, LLC, Orion Power MidWest GP, Inc., Twelvepole Creek, LLC and Orion Power Capital, LLC (Orion Capital) is a separate legal entity and has its own assets.

RESTATEMENT

    The financial statements and related notes for the three and six months ended June 30, 2003, originally furnished on Reliant Resources' Current Reports on Form 8-K filed on August 14, 2003 have been restated in these interim financial statements to reflect a change in methodology applied by Reliant Resources and its wholesale energy segment in allocating corporate, support services and other common costs to us. The restatement had no impact on previously reported consolidated operating, investing and financing cash flows.

    Previously, our financial statements and related notes reflected an allocation of these costs based on the contractual agreements between us and certain of Reliant Resources' other subsidiaries. These contractual agreements contain a fixed fee for certain services, which limit the amount that can be paid.

     These consolidated interim financial statements are being restated to reflect an allocation of corporate, support

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

services and other common costs to us based on our share of labor cost compared to the total labor costs of Reliant Resources' wholesale energy segment. While management believes the revised methodology applied is a reasonable method of allocating these costs, these allocations are not necessarily indicative of what would have been incurred had we been an unaffiliated entity. The excess of the revised allocated amount over the fixed amount that can be paid, as discussed above, has been recorded as a non-cash equity contribution to us from Reliant Resources. See note 3.

     For each of the three and six months ended June 30, 2003, the excess of the restated allocated amount over the fixed amount that can be paid was $15 million and $31 million, respectively, and has been recorded as a non-cash equity contribution to us from Reliant Resources. During the three and six months ended June 30, 2002, we were not fully integrated into Reliant Resources' operations and as a result, no corporate and other common costs were allocated by Reliant Resources or its subsidiaries to us.

     The following condensed information is a summary of the principal effects of the restatement for the three and six months ended June 30, 2003 (in thousands).

                                                                    JUNE 30, 2003
                                                             ---------------------------
                                                             AS PREVIOUSLY
                                                               REPORTED      AS RESTATED
                                                             -----------     -----------
                             ASSETS

Current assets ..........................................    $   510,723     $   510,723
Long-term assets ........................................      5,219,411       5,219,411
                                                             -----------     -----------
TOTAL ASSETS ............................................    $ 5,730,134     $ 5,730,134
                                                             ===========     ===========

               LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES .....................................    $   531,303     $   531,303
LONG-TERM DEBT ..........................................      1,705,878       1,705,878
OTHER LIABILITIES:
   Accumulated deferred income taxes ....................        392,767         381,767
   Derivative liabilities ...............................         34,778          34,778
   Contractual obligations ..............................         81,452          81,452
   Other ................................................         78,373          78,373
                                                             -----------     -----------
Total other liabilities .................................        587,370         576,370
                                                             -----------     -----------
Total liabilities .......................................      2,824,551       2,813,551
                                                             -----------     -----------

STOCKHOLDER'S EQUITY:
   Common stock .........................................              1               1
   Additional paid-in capital ...........................      3,167,701       3,198,701
   Accumulated other comprehensive loss .................        (26,278)        (26,278)
   Retained deficit .....................................       (235,841)       (255,841)
                                                             -----------     -----------
Total stockholder's equity ..............................      2,905,583       2,916,583
                                                             -----------     -----------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY ..............    $ 5,730,134     $ 5,730,134
                                                             ===========     ===========

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

                                                     FOR THE THREE MONTHS ENDED JUNE 30, 2003
                                                     ----------------------------------------
                                                          AS PREVIOUSLY
                                                            REPORTED       AS RESTATED
                                                          -------------    -----------
REVENUES:
   Operating revenues ...................................     $ 265,852      $ 265,852
   Operating revenues - affiliates ......................         1,160          1,160
                                                              ---------      ---------
     Total ..............................................       267,012        267,012

OPERATING EXPENSES:
   Fuel .................................................        63,227         63,227
   Fuel - affiliates ....................................        21,800         21,800
   Purchased power ......................................         4,572          4,572
   Purchased power - affiliates .........................         6,556          6,556
   Operations and maintenance ...........................        60,861         60,861
   General, administrative and development (note 3)......         7,957         22,957
   Taxes other than income taxes ........................        14,565         14,565
   Depreciation and amortization ........................        36,970         36,970
                                                              ---------      ---------
     Total ..............................................       216,508        231,508
                                                              ---------      ---------

OPERATING INCOME ........................................        50,504         35,504

INTEREST INCOME .........................................           829            829

INTEREST EXPENSE ........................................       (36,919)       (36,919)
                                                              ---------      ---------

INCOME (LOSS) BEFORE INCOME TAXES .......................        14,414           (586)

INCOME TAX EXPENSE (BENEFIT) ............................         3,023         (1,977)

                                                              ---------      ---------
NET INCOME ..............................................     $  11,391      $   1,391
                                                              =========      =========

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

                                                                FOR THE SIX MONTHS ENDED JUNE 30, 2003
                                                                --------------------------------------
                                                                  AS PREVIOUSLY
                                                                    REPORTED        AS RESTATED
                                                                    --------        -----------
REVENUES:
   Operating revenues ........................................       $ 528,908       $ 528,908
   Operating revenues - affiliates ...........................          17,773          17,773
                                                                     ---------       ---------
     Total ...................................................         546,681         546,681

OPERATING EXPENSES:
   Fuel ......................................................         152,930         152,930
   Fuel - affiliates .........................................          43,355          43,355
   Purchased power ...........................................           9,020           9,020
   Purchased power - affiliates ..............................          12,247          12,247
   Operations and maintenance ................................         106,970         106,970
   General, administrative and development (note 3) ..........          18,333          49,333
   Taxes other than income taxes .............................          34,091          34,091
   Depreciation and amortization .............................          74,193          74,193
                                                                     ---------       ---------
     Total ...................................................         451,139         482,139
                                                                     ---------       ---------

OPERATING  INCOME ............................................          95,542          64,542

INTEREST INCOME ..............................................             903             903

INTEREST EXPENSE .............................................         (73,358)        (73,358)
                                                                     ---------       ---------

INCOME (LOSS) BEFORE INCOME TAXES ............................          23,087          (7,913)

INCOME TAX EXPENSE (BENEFIT) .................................           3,633          (7,367)
                                                                     ---------       ---------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE...          19,454            (546)
                                                                     ---------       ---------
    Cumulative effect of accounting change, net of tax .......           2,121           2,121
                                                                     ---------       ---------
NET INCOME ...................................................       $  21,575       $   1,575
                                                                     =========       =========

RECLASSIFICATIONS AND USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The interim financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. Amounts reported in the consolidated statements of operations are not necessarily indicative of amounts expected for a full year period due to the effects of, among other things, (a) seasonal fluctuation in demand for energy and energy services, (b) changes in energy commodity prices, (c) timing of maintenance and other expenditures, (d) acquisitions and dispositions of assets and (e) changes in interest expense. In addition, some amounts from the prior periods have been reclassified to conform to the 2003 presentation of financial statements. These reclassifications do not affect earnings.

(2)  NEW ACCOUNTING PRONOUNCEMENTS

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

     SFAS No. 142. See note 5 to our annual consolidated financial statements for the year ended December 31, 2002 included in Reliant Resources' Form 8-K for a discussion regarding our adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142) on January 1, 2002 and the impairment of our goodwill in the fourth quarter of 2002.

     SFAS No. 143. In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No.
143). On January 1, 2003, we adopted the provisions of this statement. SFAS No. 143 requires the fair value of a liability for an asset retirement legal obligation to be recognized in the period in which it is incurred. When the liability is initially recorded, associated costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 requires entities to record a cumulative effect of a change in accounting principle in the statement of operations in the period of adoption. Prior to the adoption of SFAS No. 143, we recorded asset retirement obligations in connection with certain business combinations. These obligations were recorded at their undiscounted estimated fair values on the dates of acquisition. Our asset retirement obligations primarily relate to environmental obligations related to ash site closures at our MidWest facilities. The impact of the adoption of SFAS No. 143 resulted in a gain of $2 million, net of tax of $2 million, which is reflected as a cumulative effect of an accounting change in our consolidated statement of operations for the six months ended June 30, 2003. The unaudited proforma adjustments to reflect the retroactive adoption of SFAS No. 143 as if it had been adopted on January 1, 2002 are not presented, as they are immaterial.

     The impact of the adoption of SFAS No. 143 for our operations resulted in a January 1, 2003 cumulative effect of an accounting change to record (a) a $1 million increase in the carrying values of property, plant and equipment, (b) a $44 thousand increase in accumulated depreciation of property, plant and equipment, (c) a $3 million decrease in asset retirement obligations and (d) a $2 million increase in deferred tax liabilities. The net impact of these items was to record a gain of $2 million, net of tax, as a cumulative effect of an accounting change in our results of operations upon adoption on January 1, 2003.

     The following table presents the detail of our liabilities for asset retirement obligations, which are included in other long-term liabilities in our consolidated balance sheet (in thousands):

Balance at January 1, 2003.............................    $    1,951
Accretion expense .....................................            58
                                                           ----------
Balance at June 30, 2003 ..............................    $    2,009
                                                           ==========

     SFAS No. 144. In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," while retaining many of the requirements of these two statements. One change from the previous standard is that under SFAS No. 144, assets disposed of or held for sale that meet the definition to be a "component of an entity" will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 did not materially change the methods used by us to measure impairment losses on long-lived assets, but may result in additional future dispositions being reported as discontinued operations. We adopted SFAS No. 144 on January 1, 2002.

     SFAS No. 145. In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). SFAS No. 145 eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the statement of operations. Instead, such gains and losses will be classified as extraordinary items only if they are

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

deemed to be unusual and infrequent. SFAS No. 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The changes related to debt extinguishment will be effective for fiscal years beginning after May 15, 2002, (which we began to apply effective January 1, 2003), and the changes related to lease accounting are effective for transactions occurring after May 15, 2002 (which we began to apply at that time).

     SFAS No. 149. In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS No. 149). SFAS No. 149 clarifies when a contract with an initial net investment meets the characteristics of a derivative as discussed in SFAS No. 133 and when a derivative contains a financing component. SFAS No. 149 also amends certain existing pronouncements, which will result in more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and should be applied prospectively. Certain paragraphs of this statement that relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The provisions of this statement that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. We are currently assessing the impact the prospective guidance in this statement will have on our consolidated financial statements.

     FIN No. 45. In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others," (FIN No. 45) which increases the disclosure requirements for a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It clarifies that a guarantor's required disclosures, for guarantees of obligations of unconsolidated entities, include the nature of the guarantee, the maximum potential undiscounted payments that could be required, the current carrying amount of the liability, if any, for the guarantor's obligations (including the liability recognized under SFAS No. 5, "Accounting for Contingencies"), and the nature of any recourse provisions or available collateral that would enable the guarantor to recover amounts paid under the guarantee. It also requires a guarantor to recognize, at the inception of a guarantee issued after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that specified triggering events or conditions occur. We adopted the initial recognition and measurement provisions of FIN No. 45 on January 1, 2003. The adoption of FIN No. 45 had no impact to our historical consolidated financial statements, as existing guarantees are not subject to the measurement provisions. The adoption of FIN No. 45 did not have a material impact on our consolidated financial position or results of operations as of and for the three and six months ended June 30, 2003. See note 9.

(3)  RELATED PARTY TRANSACTIONS

     The interim financial statements include significant transactions between us and Reliant Resources and its other subsidiaries. The majority of these transactions involve the purchase or sale of energy, capacity, ancillary services, fuel, emissions allowances or related derivatives or services (including transportation, transmission and storage services) by Reliant Energy Services, Inc. (RES), a wholly-owned subsidiary of Reliant Resources, from or to us. See note 3 to our annual consolidated financial statements for the year ended December 31, 2002 included in Reliant Resources' Form 8-K for additional information regarding related party transactions. See note 9 regarding proceedings instituted by the Federal Energy Regulatory Commission (FERC) directing RES to show cause why its market-based rate authority should not be revoked.

     Services Agreements. We are party to services arrangements with Reliant Energy Wholesale Service Company (REWSC), a wholly-owned subsidiary of Reliant Resources, and other of our affiliates. REWSC allocates certain support services costs to us based on our direct labor costs relative to the direct labor costs of other entities to which REWSC provides similar services. Management believes this method of allocation is reasonable. These allocations are not necessarily indicative of what would have been incurred had we been an unaffiliated entity. Orion MidWest and Orion NY may only pay a fixed amount for certain of these services due to contractual restrictions. The excess of the allocated amount over the fixed amount has been recorded as a non-cash equity contribution to us from

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

Reliant Resources. For the three and six months ended June 30, 2003, the amount of support services costs allocated to us on this basis by REWSC was $18 million and $38 million, respectively, of which, $3 million and $7 million, respectively, was billed and is payable by us and $15 million and $31 million, respectively was recorded as a non-cash equity contribution from Reliant Resources. During the three and six months ended June 30, 2002, we were not fully integrated into Reliant Resources' operations and as a result, no corporate and other common costs were allocated by REWSC or Reliant Resources to us.

(4)  COMPREHENSIVE INCOME (LOSS)

     The following tables summarize the components of total comprehensive income
(loss), net of tax, for the three months ended June 30, 2002 and 2003 and the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002 and for the six months ended June 30, 2003:

                                                           FOR THE THREE MONTHS
                                                              ENDED JUNE 30,
                                                           --------------------
                                                            2002       2003
                                                            ----       ----
                                                              (IN MILLIONS)
Net income.........................................        $   28     $    1
Other comprehensive income, net of tax:
  Deferred loss from cash flow hedges..............           (21)       (11)
  Reclassification of net deferred loss from cash
    flow hedges realized in net income.............             4          2
                                                           ------     ------
Comprehensive income...............................        $   11     $    8
                                                           ======     ======

                                                         FORMER ORION      |                CURRENT ORION
                                                       -----------------   |    ----------------------------------
                                                        JANUARY 1, 2002    |    FEBRUARY 20, 2002     FOR THE SIX
                                                            THROUGH        |         THROUGH          MONTHS ENDED
                                                       FEBRUARY 19, 2002   |      JUNE 30, 2002      JUNE 30, 2003
                                                       -----------------   |    ----------------     -------------
                                                         (IN MILLIONS)     |             (IN MILLIONS)
                                                                           |
Net income (loss) ...................................    $       (52)      |     $        41         $         2
                                                         -----------       |     -----------         -----------
Other comprehensive income (loss), net of tax:                             |
   Deferred loss from cash flow hedges...............             (7)      |             (13)                 (8)
   Reclassification of net deferred loss from cash                         |
    flow hedges realized in net income (loss)........              4       |               4                   5
                                                         -----------       |     -----------         -----------
Comprehensive income (loss)..........................    $       (55)      |     $        32         $        (1)
                                                         ===========       |     ===========         ===========

(5)  ACQUISITION

     In February 2002, Reliant Resources acquired all of our outstanding shares of common stock for an aggregate purchase price of $2.9 billion. Reliant Resources funded the acquisition with a $2.9 billion credit facility and $41 million of cash on hand.

     Reliant Resources accounted for the acquisition as a purchase with assets and liabilities reflected at their estimated fair values. The excess of the purchase price over the fair value of net assets acquired was recorded as goodwill for $1.3 billion. The fair value adjustments have been pushed down to us from Reliant Resources and primarily included adjustments in property, plant and equipment, goodwill, contractual rights and obligations, severance liabilities, debt, unrecognized pension and postretirement benefits liabilities and related deferred taxes. These fair value adjustments were finalized in February 2003, based on final valuations of property, plant and equipment, intangible assets and other assets and obligations. There were no additional material modifications to the preliminary adjustments from December 31, 2002.

      The following table presents selected financial information and unaudited pro forma information for the period from January 1, 2002 through February 19, 2002, as if the acquisition had occurred on January 1, 2002, as applicable:

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

                                                                JANUARY 1, 2002 THROUGH
                                                                    FEBRUARY 19, 2002
                                                                ------------------------
                                                                   ACTUAL     PRO FORMA
                                                                ----------   -----------
                                                                      (IN MILLIONS)
Revenues....................................................      $    122     $  107
Net loss....................................................           (52)       (56)

     These unaudited pro forma results, based on assumptions we deemed appropriate, have been prepared for informational purposes only and are not necessarily indicative of the amounts that would have resulted if the acquisition by Reliant Resources had occurred on January 1, 2002. Purchase-related adjustments to the results of operations include the effects on revenues, fuel expense, depreciation and amortization, interest expense, interest income and income taxes. Adjustments that affected revenues and fuel expense were a result of the amortization of contractual rights and obligations relating to the applicable power and fuel contracts that were in existence at January 1, 2002. Such amortization included in the pro forma results above was based on the value of the contractual rights and obligations at February 19, 2002 and were retroactively applied to January 1, 2002 through February 19, 2002, to arrive at the pro forma effect on those periods. The unaudited pro forma results reflect the acquisition by Reliant Resources in accordance with SFAS No. 141, "Business Combinations" (SFAS No. 141) and SFAS No. 142.

(6)  GOODWILL

     Evaluation of Goodwill. SFAS No. 142 requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. We have elected to perform our annual test for indications of goodwill impairments as of November 1, in conjunction with our annual planning process.

     In July 2003, Reliant Resources entered into a definitive agreement to sell a power generation plant. The plant is not owned by Orion Power. As a result of the sale, Reliant Resources will assess its goodwill for impairment in accordance with SFAS No. 142. The assessment of goodwill requires that Reliant Resources develop an updated estimate of the fair value of its wholesale reporting unit, which is expected to be completed by the end of the third quarter of 2003.

     If the assumptions and estimates underlying Reliant Resources' July 2003 goodwill impairment evaluation for its wholesale energy reporting unit differ adversely from the assumptions previously used due to changes in the wholesale energy market outlook, strategies and activities, it is possible that we will be required to test our goodwill in accordance with SFAS No. 142 during the third quarter of 2003. The assessment of our goodwill could result in an impairment, and any such impairment would be reflected in the third quarter of 2003.

(7)  DERIVATIVE FINANCIAL INSTRUMENTS

     Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, (SFAS No. 133) which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of accumulated other comprehensive income (loss), net of applicable taxes, depending on the intended use of the derivative, its resulting designation and its effectiveness. If certain conditions are met, an entity may designate a derivative instrument as hedging (a) the exposure to changes in the fair value of an asset or liability (fair value hedge) or (b) the exposure to variability in expected future cash flows (cash flow hedge). For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period it occurs. During the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002 and the six months ended June 30, 2003, we did not enter into any fair value hedges, and as of December 31, 2002 and June 30, 2003, we had no fair value hedges.

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

     During the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002 and the six months ended June 30, 2003, we recognized no hedge ineffectiveness from derivatives that are designated and qualify as cash flow hedges, including interest rate swaps (see note 8). For the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002 and the six months ended June 30, 2003, no component of the derivative instruments' gain or loss was excluded from the assessment of effectiveness. If it becomes probable that an anticipated transaction will not occur, we recognize in net income (loss) the deferred gains and losses recognized in accumulated other comprehensive income (loss). Should any forecasted interest payments become probable of not occurring, any applicable deferred amounts will be recognized immediately in the statement of operations. For the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002 and the six months ended June 30, 2003, there were no amounts recognized in income as a result of the discontinuance of cash flow hedges because it was probable that the forecasted transaction would not occur. Once the anticipated transaction occurs, the accumulated deferred gain or loss recognized in accumulated other comprehensive income (loss) is reclassified and included in our consolidated statements of operations under the captions (a) fuel expenses, in the case of fuel purchase transactions, (b) revenues, in the case of electric power sales and purchase transactions and financial electric power derivatives and (c) interest expense, in the case of interest rate derivative transactions. As of June 30, 2003, we expect $10 million, net of tax, of accumulated other comprehensive income (loss) to be reclassified into earnings during the period from July 1, 2003 to June 30, 2004. For discussion of our interest rate derivative instruments, see note 8.

(8)  BANKING OR DEBT FACILITIES, NOTES AND OTHER DEBT

    The following table presents our debt outstanding to third parties as of December 31, 2002 and June 30, 2003:

                                                          DECEMBER 31, 2002                        JUNE 30, 2003
                                                 ------------------------------------- --------------------------------------------
                                                    WEIGHTED                                  WEIGHTED
                                                 AVERAGE INTEREST                          AVERAGE INTEREST
                                                    RATE (1)       LONG-TERM  CURRENT (2)       RATE (1)     LONG-TERM  CURRENT (2)
                                                 ----------------  ---------  -----------  ---------------- ----------  -----------
                                                                   (IN MILLIONS, EXCEPT INTEREST RATES)
BANKING OR DEBT FACILITIES AND NOTES
Orion Power 12% senior notes................         12.0%          $  400     $     -          12.0%          $  400      $   -
Orion MidWest and Orion NY Credit
     Agreements:
  Orion MidWest and Orion NY credit
     facilities.............................         3.96            1,211         109          3.68            1,203         89
  Orion MidWest revolving working capital
     facility...............................         3.92                -          51          3.54                -         40
  Orion NY revolving working capital
     facility...............................            -                -           -             -                -          -
Liberty Credit Agreement:
  Floating rate debt........................         3.02                -         103          2.54                -         99
  Fixed rate debt...........................         9.02                -         165          9.02                -        165
  Revolving working capital facility........            -                -           -             -                -          -
  Bridge loan...............................            -                -           -             -                -          -

OTHER

Adjustment to fair value of debt (3)........            -               66           8             -               62          8
Capital lease...............................          6.2                1           -           6.2                1          -
Adjustment to fair value of interest rate
      swaps (3).............................            -               46          18             -               40         13
                                                                    ------     -------                         ------     ------
  Total debt................................                        $1,724     $   454                         $1,706     $  414
                                                                    ======     =======                         ======     ======

-----------------
(1) The weighted average interest rate is for borrowings outstanding as of December 31, 2002 or June 30, 2003, as applicable.

(2) Includes amounts due within one year of the date noted, as well as loans outstanding under revolving working capital facilities classified as current liabilities. Of the amount shown as current under the Liberty Credit Agreement, $8 million matures in the next twelve months as of June 30, 2003. The entire balance outstanding under this credit agreement has been classified as current at December 31, 2002 and June 30, 2003. See Liberty Credit Agreement below for further discussion.

(3) Debt and interest rate swaps acquired in the Orion Power acquisition by Reliant Resources were adjusted to fair market value as of the acquisition date. Included in interest expense is amortization of $2 million and $2 million for valuation adjustments for debt and $7 million and $6 million for valuation adjustments for interest rate swaps, respectively, for the three months ended June 30, 2002 and 2003. Included in interest expense is amortization of $2 million and $4 million for valuation adjustments for debt and $10 million and $11 million for valuation adjustments for interest rate swaps, respectively, for the periods from February 20, 2002 through June 30, 2002 and the six months ended June 30, 2003, respectively. These valuation adjustments are being amortized over the respective remaining terms of the related financial instruments.

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

     Restricted Net Assets of Subsidiaries. As of December 31, 2002, certain of our subsidiaries have effective restrictions on their ability to pay dividends or make intercompany loans and advances pursuant to their financing arrangements. The amount of restricted net assets of our subsidiaries as of December 31, 2002 is approximately $2.2 billion. Such restrictions are on the net assets of Orion Capital, Liberty and LEP. Orion MidWest and Orion NY are indirect wholly-owned subsidiaries of Orion Capital.

BANKING OR DEBT FACILITIES AND NOTES

    The following table provides a summary of the amounts owed and amounts available as of June 30, 2003 under our various committed credit facilities and notes:

                                            TOTAL                                  COMMITMENTS
                                          COMMITTED  DRAWN   LETTERS OF UNUSED     EXPIRING BY   PRINCIPAL AMORTIZATION AND
                                           CREDIT    AMOUNT    CREDIT    AMOUNT   JUNE 30, 2004  COMMITMENT EXPIRATION DATE
                                          ---------  ------  ---------- -------   -------------  ---------------------------
                                                                        (IN MILLIONS)
Orion Power 12% senior notes...........   $    400    $ 400    $   -     $    -      $    -      May 2010
Orion MidWest and Orion NY Credit
Agreements:
  Orion MidWest and Orion NY credit                                                              September 2003 - October
      facilities.......................      1,292    1,292        -          -          89      2005
  Orion MidWest revolving working
     capital facility..................         75       40       12         23           -      October 2005
  Orion NY revolving working capital
    facility...........................         30        -        -         30           -      October 2005
Liberty Credit Agreement (1)...........        286      264       17          5           8      July 2003 - April 2026
                                          --------   ------    -----     ------      ------
Total..................................   $  2,083   $1,996    $  29     $   58      $   97
                                          ========   ======    =====     ======      ======

-----------------
(1) As discussed below and in note 9, the unused amount is currently not available to Liberty.

     Orion Power 12% Senior Notes. Orion Power has outstanding $400 million aggregate principal amount of 12% senior notes (senior notes) due 2010. The senior notes are senior unsecured obligations of Orion Power. Orion Power is not required to make any mandatory redemption or sinking fund payments with respect to the senior notes. The senior notes are not guaranteed by any of Orion Power's subsidiaries and are non-recourse to Reliant Resources. In connection with the Orion Power acquisition, we recorded the senior notes at an estimated fair value of $479 million. The $79 million premium is amortized to interest expense using the effective interest rate method over the life of the senior notes. For the three months ended June 30, 2002 and for the period from February 20, 2002 to June 30, 2002, $2 million and $2 million, respectively, was amortized to interest expense for the senior notes. For the three and six months ended June 30, 2003, $2 million and $4 million, respectively, was amortized to interest expense. The fair value of the senior notes was based on our incremental borrowing rates for similar types of borrowing arrangements as of the acquisition date. The senior notes indenture contains covenants, which bind Orion Power and its subsidiaries, that include, among others, restrictions on
(a) the payment of dividends, (b) the incurrence of indebtedness and the issuance of preferred stock, (c) investments, (d) asset sales, (e) liens, (f) transactions with affiliates, (g) engaging in unrelated businesses and (h) sale and leaseback transactions.

     Pursuant to certain change of control provisions, Orion Power commenced an offer to repurchase the senior notes on March 21, 2002. The offer to repurchase expired on April 18, 2002. There were no acceptances of the offer to repurchase and the entire $400 million aggregate principal amount remains outstanding. Before May 1, 2003, Orion Power had the option to redeem up to 35% of the senior notes issued under the indenture at a redemption price of 112% of the principal amount of the notes redeemed, plus accrued and unpaid interest and special interest, with the net cash proceeds of an equity offering provided that certain provisions under the indenture were met. We did not redeem any of the senior notes.

    Orion MidWest and Orion NY Credit Agreements. During October 2002, the Orion Power revolving senior credit facility was prepaid and terminated and, as part of the same transaction, we refinanced the Orion MidWest and Orion NY credit agreements, which refinancing included an extension of the maturities by three years to October 2005. In connection with these refinancings, we applied excess cash of $145 million to prepay and terminate the Orion Power revolving senior credit facility and to reduce the credit facilities and revolving working capital facilities at Orion MidWest and Orion NY. As of the refinancing date, the amended and restated Orion MidWest credit agreement included a term loan of approximately $974 million and a $75 million revolving working capital facility. As of the refinancing date, the amended and restated Orion NY Credit Agreement included a term

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

loan of approximately $353 million and a $30 million revolving working capital facility. The loans under each facility bear interest at LIBOR plus a margin or at a base rate plus a margin. The LIBOR margin is 2.50% during the first twelve months, 2.75% during the next six months, 3.25% for the next six months and 3.75% thereafter. The base rate margin is 1.50% during the first twelve months, 1.75% for the next six months, 2.25% for the next six months and 2.75% thereafter. The amended and restated Orion NY credit agreement is secured by a first lien on a substantial portion of the assets of Orion NY and its subsidiaries (excluding certain plants). Orion MidWest and its subsidiary are guarantors of the Orion NY obligations under the amended and restated Orion NY credit agreement. Substantially all of the assets of Orion MidWest and its subsidiary are pledged, via a second lien, as collateral for this guarantee. The amended and restated Orion MidWest credit agreement is, in turn, secured by a first lien on substantially all of the assets of Orion MidWest and its subsidiary. Orion NY and its subsidiaries are guarantors of the Orion MidWest obligations under the amended and restated Orion MidWest credit agreement. A substantial portion of the assets of Orion NY and its subsidiaries (excluding certain plants) are pledged, via a second lien, as collateral for this guarantee. Both the Orion MidWest and Orion NY credit agreements contain affirmative and negative covenants, including negative pledges, that must be met by each borrower under its respective facility to borrow funds or obtain letters of credit, and which require Orion MidWest and Orion NY to maintain a combined debt service coverage ratio of 1.5 to 1.0. These covenants are not anticipated to materially restrict either borrower's ability to borrow funds or obtain letters of credit under its respective credit facility. The agreements also provide for any available cash at one borrower to be made available to the other borrower to meet shortfalls in the other borrower's ability to make certain payments, including operating costs. This is effected through distributions of such available cash to Orion Capital, a direct subsidiary of Orion Power formed in connection with the refinancing. Orion Capital, as indirect owner of each of Orion MidWest and Orion NY, can then contribute such cash to the other borrower. The ability of Orion MidWest and Orion NY to make dividends, loans or advances to Orion Power for interest payments or otherwise is subject to certain requirements under the Orion MidWest and Orion NY credit agreements (described below) that may restrict such dividends, loans or advances. If at the time payments are due, dividends, loans or advances are restricted, and funds generated from Orion Power's other subsidiaries or from other sources are insufficient, payment default under the senior notes may occur unless Reliant Resources elects to invest additional funds in Orion Power, which it is not obligated to do. On May 1, 2003, Reliant Resources contributed $15 million to Orion Power, as a partial funding of the semi-annual interest payment of $24 million on the 12% senior notes due May 1, 2003.

         As of December 31, 2002 and June 30, 2003, Orion MidWest had $969 million and $949 million, respectively of term loans and $51 million and $40 million, respectively, of revolving working capital facility loans outstanding. A total of $14 million and $12 million in letters of credit were also outstanding under the Orion MidWest revolving working capital facility as of December 31, 2002 and June 30, 2003, respectively. As of December 31, 2002 and June 30, 2003, Orion NY had $351 million and $343 million, respectively, of term loans outstanding. There were no loans or letters of credit outstanding under the Orion NY revolving working capital facility as of December 31, 2002 or June 30, 2003. As of December 31, 2002, restricted cash under the Orion MidWest and the Orion NY Credit Agreements was $72 million and $73 million, respectively, and $27 million at Orion Capital. As of June 30, 2003, restricted cash under the Orion MidWest and the Orion NY credit facilities was $55 million and $75 million, respectively, and $23 million at Orion Capital. A certain portion of such restricted cash may be dividended to Orion Power if Orion MidWest and Orion NY have made certain prepayments and a number of distribution tests have been met, including satisfaction of certain debt service coverage ratios and the absence of events of default. These tests may restrict a dividend of such restricted cash to Orion Power. Any restricted cash, which is not dividended, will be applied on a quarterly basis to prepay outstanding loans at Orion MidWest and Orion NY. No distributions may be made under any circumstances after October 28, 2004 until the earlier of maturity or retirement.

         Orion MidWest and Orion NY collectively are required to have repaid at least $109 million of their term loans by December 31, 2003. This $109 million is inclusive of scheduled and unscheduled principal payments. As of June 30, 2003, we have classified as current, $74 million (including scheduled principal payments), which is the balance of the $109 million, which must be repaid by December 31, 2003. On August 5, 2003, Orion MidWest and Orion NY repaid $31 million of these term loans, further reducing the amount to be repaid to $43 million.

         Liberty Credit Agreement. In July 2000, LEP and Liberty, indirect wholly-owned subsidiaries of Orion Power, entered into a syndicated facility, that provided for (a) a construction/term loan in an amount of up to $105 million;

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

(b) an institutional term loan in an amount of up to $165 million; (c) a revolving working capital facility for an amount of up to $5 million; (d) an equity bridge loan in an amount of up to $41 million; and (e) a debt service reserve letter of credit facility of $17 million. The outstanding borrowings related to the Liberty credit agreement are non-recourse to Orion Power.

         In May 2002, the construction loans were converted to term loans. As of the conversion date, the term loans had an outstanding principal balance of $270 million, with $105 million having maturities through 2012 and the balance maturing through 2026. On the conversion date, Orion Power made the required cash equity contribution of $30 million into Liberty, which was used to repay a like amount of equity bridge loans advanced by the lenders. A related $41 million letter of credit furnished by Orion Power as credit support was returned for cancellation. In addition, on the conversion date, a $17 million letter of credit, under the Liberty credit agreement, was issued in satisfaction of Liberty's obligation to provide a debt service reserve. The agreement also provides for a $5 million revolving working capital facility. The debt service reserve letter of credit facility and the revolving working capital facility expire in May 2007. Liberty is currently not permitted to borrow under the working capital facility.

         As of June 30, 2003, amounts outstanding under the Liberty credit agreement bear interest at a floating rate, which may be either LIBOR plus 1.25% or a base rate plus 0.25%, except for the institutional term loan which bears interest at a fixed rate of 9.02%. For the floating rate term loan, the LIBOR margin is 1.25% during the first 36 months from the conversion date, 1.375% during the next 36 months and 1.625% thereafter. The base rate margin is 0.25% during the first 36 months from the conversion date, 0.375% during the next 36 months and 0.625% thereafter. The LIBOR margin for the revolving working capital facility is 1.25% during the first 36 months from the conversion date and 1.375% thereafter. The base rate margin is 0.25% during the first 36 months from the conversion date and 0.375% thereafter. As of December 31, 2002, Liberty had $103 million and $165 million of the floating rate and fixed rate portions of the facility outstanding, respectively. As of June 30, 2003, Liberty had $99 million and $165 million of the floating rate and fixed rate portions of the facility outstanding, respectively. The $17 million letter of credit was also outstanding under the Liberty credit agreement as of December 31, 2002 and June 30, 2003.

         The lenders under the Liberty credit agreement have a security interest in substantially all of the assets of Liberty. The Liberty credit agreement contains affirmative and negative covenants, including a negative pledge that must be met to borrow funds or obtain letters of credit. Liberty is currently unable to access the working capital facility (see note 9). Additionally, the Liberty credit agreement restricts Liberty's ability to, among other things, make dividend distributions unless Liberty satisfies various conditions. As of December 31, 2002 and June 30, 2003, restricted cash under the Liberty credit agreement totaled $27 million and $33 million, respectively.

         For additional information regarding the Liberty credit agreement related issues and concerns, see note 9. Given that Liberty is currently in default under the credit agreement, we have classified the debt as a current liability. We are not in default under our other current debt agreements due to the credit agreement default at Liberty.

INTEREST RATE DERIVATIVE INSTRUMENTS

         We are party to interest rate swap contracts that fix the interest rate applicable to floating rate long-term debt on portions of our Orion NY and Orion MidWest credit facilities. As of June 30, 2003, the interest rate swap contracts had a total notional amount of $250 million on the Orion NY credit facility with an average maturity of 4.5 years and an average fixed rate of approximately 7.1 percent. As of June 30, 2003, the interest rate swap contracts had a total notional amount of $400 million on the Orion MidWest credit facility with an average maturity of 3.0 years and an average fixed rate of approximately 7.5 percent. These swaps qualify as cash flow hedges under SFAS No. 133 and the periodic settlements are recognized as an adjustment to interest expense in our consolidated statements of operations over the term of the swap agreements. See note 7 for further discussion of our cash flow hedges.

         In connection with our acquisition by Reliant Resources, the existing interest rate swap contracts for the Orion MidWest credit facility and the Orion NY credit facility were bifurcated into a debt component and a derivative component. The fair values of the debt components, approximately $59 million for the Orion MidWest credit

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

facility and $31 million for the Orion NY credit facility, were based on our incremental borrowing rates at the acquisition date for similar types of borrowing arrangements. The value of the debt component will be amortized to interest expense as interest rate swap payments are made. For the three months ended June 30, 2002 the value of the debt component was amortized by $5 million and $2 million for the Orion MidWest and Orion NY credit facilities, respectively. For the period from February 20, 2002 through June 30, 2002, the value of the debt component was amortized by $7 million and $3 million for the Orion MidWest and Orion NY credit facilities, respectively. For the three months ended June 30, 2003, the value of the debt component was amortized by $5 million and $1 million for the Orion MidWest and Orion NY credit facilities, respectively. For the six months ended June 30, 2003, the value of the debt component was amortized by $9 million and $2 million for the Orion MidWest and Orion NY credit facilities, respectively. See note 7 regarding our derivative financial instruments.

(9) COMMITMENTS AND CONTINGENCIES

TOLLING AGREEMENT FOR LIBERTY'S GENERATING STATION

         The output of our Liberty generating station was contracted under a long-term tolling agreement between LEP and PG&E Energy Trading-Power, L.P.
(PGET) for an initial term through September 2016, with an option by PGET to extend the initial term for an additional two years. Under the tolling agreement, PGET had the exclusive right to receive all electric energy, capacity and ancillary services produced by the Liberty generating station, and PGET was required to pay for all fuel used by the Liberty generating station.

         The tolling agreement required PGET to maintain guarantees, issued by entities having investment grade credit ratings, for its obligations under the tolling agreement. During 2002, several rating agencies downgraded to sub-investment grade the debt of the two guarantors of PGET, PG&E National Energy Group, Inc. (NEG) and PG&E Gas Transmission Northwest Corp. (GTN). In addition, on July 8, 2003, PGET and NEG filed for reorganization under Chapter 11 of the United States Bankruptcy Code; however, GTN did not file. The bankruptcy filing constituted an event of default under the Liberty credit facility, which has not been waived by the lenders. As a result, the lenders are entitled to control the disbursement of funds by LEP and Liberty. The lenders are also entitled to accelerate the debt and/or foreclose.

         Also, on July 8, 2003, PGET filed a motion with the bankruptcy court to reject the tolling agreement, which, if approved by the court, would deem the agreement terminated as of July 8, 2003. Liberty did not oppose this motion and the bankruptcy court entered an order (the Rejection Order) granting the motion on August 7, 2003. Pursuant to the tolling agreement, on July 30, 2003, LEP provided a special invoice to PGET requesting a termination payment in the amount of $177 million, such amount representing LEP's calculation of its loss due to the early termination in accordance with specific criteria. However, under the tolling agreement, PGET has the right to refer the loss calculation to arbitration, which could delay the receipt of such damages for an extended period. LEP intends to make prompt demand of the termination payment under its guarantee with GTN (the guarantee, together with NEG's guarantee, is limited in amount to $140 million) and file the necessary claims for damages with the bankruptcy court against PGET and NEG. However, there can be no assurance that GTN would promptly pay any award or how much, if anything, could be recovered from PGET or NEG. Any amounts recovered from PGET, NEG and/or GTN would be handled in accordance with the Liberty credit facility. The most likely result is that the damages would be used to prepay Liberty debt or paid into an account that is managed by the lenders under the credit facility.

         The tolling agreement provided for a fixed monthly payment to LEP. As a result of the rejection of the tolling agreement, LEP will need to find a power purchaser or tolling customer to replace PGET or sell the energy and/or capacity in the merchant energy market. Liberty is currently negotiating with its lenders an arrangement to allow LEP to sell capacity and energy in the merchant energy market. In addition, in connection with the rejection of the tolling agreement, and in accordance with the Rejection Order, LEP is working with PGET to cause the transfer of the gas transportation agreements that PGET utilizes in connection with the tolling agreement to LEP, and, following such transfer, LEP will be required to perform the obligations currently being performed by PGET under the gas transportation agreement including the payment of a monthly transportation charge. As drafted, the gas transportation agreements contemplate their transfer from PGET to LEP upon a termination of the tolling agreement. Once the gas transportation agreements have been transferred to LEP, LEP's payment obligation thereunder will be

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

supported by a $5 million guarantee of Orion Power Development Company, Inc.
(OPD), which is a wholly-owned subsidiary of Orion Power and the parent company of LEP and Liberty. If LEP fails to make payment under the transportation agreements, the transportation company may make a claim against OPD under this guarantee. Also, if LEP fails to maintain minimum creditworthiness as required under the gas tariff governing these transportation agreements on file with the FERC, LEP may be required to post additional collateral. However, OPD is not obligated to post any additional collateral.

         Given that the tolling agreement has now been terminated, it is unlikely, given current market conditions, that LEP will have sufficient cash flow to pay all of its expenses or enable Liberty to make interest and scheduled principal payments under the Liberty credit facility as they become due, or to post the collateral which may be required to buy fuel, or in respect of the gas transportation agreements. The termination of the tolling agreement may cause both Liberty and LEP to seek other alternatives, including reorganization under the bankruptcy laws or a negotiated foreclosure with the Liberty lenders. We would not be in default under our other current debt agreements if any of these events occur at Liberty.

         In addition, on August 19, 2002, and September 10, 2002, PGET notified LEP that it believed LEP had violated the tolling agreement by not following PGET's instructions relating to the dispatch of the Liberty generating station during specified periods. The September 10, 2002 letter also claims that LEP did not timely provide PGET with certain information to make a necessary FERC filing. While LEP did not agree with PGET's interpretation of the tolling agreement regarding the dispatch issue, LEP and PGET settled these matters on May 19, 2003, for $2 million.

         In December 2002, we evaluated the Liberty generating station and the related tolling agreement for impairment. Based on our analyses, there were no impairments. The fair value of the Liberty generating station was determined based on an income approach, using future discounted cash flows; a market approach, using acquisition multiples, including price per megawatt, based on publicly available data for recently completed transactions; and a replacement cost approach. If the lenders foreclose on LEP and Liberty, we believe we could incur a pre-tax loss of an amount up to our recorded net book value with the potential of an additional loss due to an impairment of goodwill allocated to LEP as a result of the foreclosure.

         As of June 30, 2003, the combined net book value of LEP and Liberty was $365 million, excluding the non-recourse debt obligations of $264 million. We will evaluate the Liberty generating station and the related tolling agreement for impairment during the third quarter of 2003.

PROVIDER OF LAST RESORT AGREEMENTS

         In connection with our acquisition of seven facilities located in Ohio and western Pennsylvania in April 2000, we entered into two provider of last resort contracts with Duquesne Light Company (DLC). Under these contracts, we are obligated for a specific period to provide energy to DLC to meet its obligations to satisfy the demands of any customer in the DLC service area that does not elect to buy energy from a competitive supplier as allowed by the Pennsylvania state deregulatory initiatives or that elects to return to DLC as the designated provider of last resort. Under these contracts, we must provide all of the energy necessary to meet the contractual requirements with no minimum and no maximum quantity, and DLC must buy all of the energy needed to satisfy its provider of last resort obligation from us.

         The provider of last resort contracts are wholesale contracts between DLC and us, and we have no responsibility for selling energy directly to the related retail customers. Therefore, we have no involvement in billing retail customers or collecting amounts owed by retail customers.

         Under the initial provider of last resort contract (the POLR I Agreement), the prices we receive are a specified portion of DLC's current retail rates, which have been approved by the Pennsylvania Public Utility Commission (PAPUC), as adjusted for taxes and transmission line losses.

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

         The POLR I Agreement continues in effect for each rate class until the amount of DLC's stranded costs allocated to that rate class have been recovered through the surcharge being added to each customer's monthly bill. For most rate classes, all stranded costs have already been recovered; therefore, the provider of last resort obligation under the POLR I Agreement is satisfied for these rate classes.

         Upon completion of stranded cost recovery for any rate class, the energy requirements of such rate class are then provided under the second provider of last resort contract (the POLR II Agreement) between DLC and us from March 2002 until December 31, 2004. The POLR II Agreement becomes effective for each DLC retail customer class as that class comes off the retail tariff that relates to the POLR I Agreement. Except for one rate class, the POLR II agreement is expected to be completely phased in by October 2003. The POLR II Agreement differs from the originally applicable tariff and the POLR I Agreement in certain respects, including:

          - the penalty for failure to deliver energy, which causes DLC to reduce energy provided to consumers, will be reduced from $1,000 to $100 per megawatt hour of shortfall under most circumstances (which penalty is still in addition to imbalance charges based on the applicable tariff rates, and out-of-pocket costs incurred by DLC, payable by us under both POLR Agreements with respect to such shortfall); and

          - we will be paid rates that are approximately 5 to 7 percent higher per megawatt hour, although the actual increase depends on actual demand in each rate class.

         Given the historical demand for energy from provider of last resort customers and the historical energy generation from our assets located in Ohio, Pennsylvania and West Virginia, we generally expect to produce more energy than needed to meet our provider of last resort obligations under the POLR Agreements. We will attempt to sell this excess energy into the market. The provider of last resort demand, however, will fluctuate on a continuous, real-time basis, and will likely peak during summer and winter, on weekdays, and during some hours of the day. This could cause the provider of last resort demand to be greater than the amount of energy we are able to generate at any given moment. As a result, we may need to purchase energy from the market to cover our contractual obligations. This is likely to occur at times of higher market prices, although the price we receive will be determined as described above and will not fluctuate with the market. This situation could also arise or worsen if we have operational problems at one or more of our generating facilities that reduce their ability to produce energy. Failure to provide sufficient energy could give rise to penalties under both the POLR I and POLR II Agreements. A severe under-delivery of energy that forces DLC to deny some customers energy could give rise to penalties of $1,000 per megawatt hour under the POLR I Agreement or $100 per megawatt hour under the POLR II Agreement, depending upon the circumstances of such under-delivery. As the number of rate classes eligible for provider of last resort service under the POLR I Agreement decreases, we will be potentially entitled to the reduced damages of $100 per megawatt hour under the POLR II Agreement with respect to more rate classes, so we believe that the risk of $1,000 per megawatt hour damages will decrease appreciably as more rate classes transition to the POLR II Agreement.

         In addition to providing energy to DLC under the POLR I and POLR II Agreements, we provide certain ancillary services to DLC under a separate ancillary services agreement. We provide the amount of such services necessary to meet specified shares of the DLC service territory's requirements for regulation and operating reserve at fixed rates per kilowatt per month for each such service. We provide another ancillary service under this agreement, reactive supply and voltage control, and receive a defined percentage of the revenues that DLC receives from its customers for this service. Failure to provide the required amount of such services obligates us to pay certain market damages with respect to any shortfall.

CAPACITY SALE AND TOLLING AGREEMENT

         On November 18, 1998, Carr Street, a 102 megawatt natural gas-fired facility in New York entered into a Capacity Sale and Tolling Agreement (the Sales Agreement) with Constellation Power Source (CPS) for a period of five years. Under the terms of the Sales Agreement, CPS provides all fuel to the Carr Street facility and receives from the facility all of the capacity, electric energy and other products generated by the facility. As consideration, Carr Street receives capacity payments, electric revenue based on the amount of electric energy produced and sold to CPS, certain start-up fees and market steam reimbursable costs. The minimum required payment to be received by

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

Carr Street is approximately $4 million in 2003. During the three and six months ended June 30, 2003, approximately $1 million and $2 million has been recognized in operating revenues, respectively. We are currently negotiating a similar long term agreement upon the expiration of the current tolling agreement with CPS; however, if we are unsuccessful in negotiating a similar long term agreement or if the CPS Sales Agreement expires before the execution of a new agreement, we may sell capacity and energy generated from Carr Street into the merchant energy market.

GUARANTEE

         Together with certain of Reliant Resources' other subsidiaries, Orion Power and certain of its subsidiaries are guarantors of the obligations under Reliant Resources' Amended and Restated Credit and Guaranty Agreement dated as of March 28, 2003, subject to certain limitations under the Orion Power 12% Senior Note Indenture. These limitations limit the amount of our guarantee based on a fixed charge ratio, consolidated tangible assets and restricted payment ceiling tests, as defined in the Orion Power 12% Senior Note Indenture.

         Additionally, Orion Power is the only limited guarantor of the obligations under Reliant Resources' senior secured notes issued in July 2003, subject to the same limitations. Reliant Resources has calculated the aggregate amount permitted to be guaranteed to be approximately $1.1 billion. None of Orion Power's subsidiaries guarantee Reliant Resources' senior secured notes.

         Both Reliant Resources' March 2003 credit facility and its senior secured notes restrict Orion Power's and its subsidiaries' ability to take specific actions, subject to numerous exceptions that are designed to allow for the execution of Reliant Resources' and its subsidiaries' business plans in the ordinary course, including the preservation and optimization of existing investments in the retail energy and wholesale energy businesses and the ability to provide credit support for commercial obligations. Our failure to comply with these restrictions could result in an event of default under the Reliant Resources March 2003 credit facility or its senior secured notes that, if not cured or waived, could result in Reliant Resources being required to repay its borrowings before their due date.

COLLATERAL POSTINGS

         As a result of our credit rating downgrades in the first quarter of 2003, collateral requirements, which are based on a contractual provision relating to creditworthiness and market exposure, were triggered pursuant to a power purchase agreement between Orion NY and Niagara Mohawk. In March 2003, Orion NY posted $20 million in a combination of cash and letters of credit to satisfy these collateral requirements and Reliant Resources posted $7 million in cash on Orion NY's behalf. Due to reductions in market exposure, the collateral posting was reduced to $17 million in April 2003 and to $15 million in May 2003. As a result of our ratings upgrades in June 2003, the remaining collateral posting of $15 million was returned to us in June 2003.

         Our credit rating downgrade in the first quarter also triggered a provision in a power contract between Orion MidWest and one of its customers, Exelon, which required us to provide collateral of approximately $16 million. On July 30, 2003, this collateral was posted by Reliant Resources on Orion MidWest's behalf. There is no obligation by Orion MidWest to repay this collateral to Reliant Resources.

PROPERTY TAX AGREEMENT WITH NIAGARA MOHAWK

         In connection with the acquisition of the hydroelectric assets, Orion NY entered into a tax savings sharing agreement with Niagara Mohawk. As part of this agreement, Niagara Mohawk will receive 25 percent of any funds received by Orion NY from the settlement of property tax litigation filed for the tax years 1994 through 1999, after expenses, not to exceed $20 million. Upon receipt of a settlement from the appropriate taxing authority, we will recognize a liability due to Niagara Mohawk for their 25 percent portion of the settlement proceeds. Orion NY has received favorable tax rulings from eleven local jurisdictions. Approximately $800,000 was paid to Niagara Mohawk in February 2002. There were no payments made to Niagara Mohawk during the three and six months ended June 30, 2003. There are four more property tax jurisdictions for which judgment from the local tax

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

authorities is pending. Upon settlement of the disputes in these remaining jurisdictions, obligations under this agreement will terminate.

ENVIRONMENTAL MATTERS

         In connection with the acquisition of 70 hydro plants and four gas-fired or oil-fired plants in New York, we assumed the liability for the cost of environmental remediation at several properties. We developed remediation plans for each of these properties and entered into Consent Orders with the New York State Department of Environmental Conservation at the three New York City sites and a Memorandum of Understanding with Niagara Mohawk for one hydro site for releases of petroleum and other substances by the prior owners. As of June 30, 2003, the liability assumed and recorded by us for these assets was approximately $7 million, which we expect to pay out through 2006.

         In connection with the acquisition of MidWest assets by us, we became responsible for the liability associated with the closure of three ash disposal sites in Pennsylvania. As of June 30, 2003, the liability assumed and recorded by us for these disposal sites was approximately $11 million with $1 million to be paid over the next five years.

         On an ongoing basis, we monitor our compliance with environmental laws. Due to the uncertainties associated with environmental compliance and remediation activities, future costs of compliance or remediation could be higher or lower than the amounts currently estimated and accrued.

REGULATORY

         On March 26, 2003, the FERC instituted proceedings directing RES and BP Energy Company (BP) to show cause why their market-based rate authority should not be revoked. RES provides services to us pursuant to a services agreement. See note 3 to our annual consolidated financial statements for the year ended December 31, 2002 included in Reliant Resources' Form 8-K for further discussion of the services agreement. These proceedings arose in connection with certain actions taken by one of RES's employees and one of BP's employees relating to sales of electricity at the Palo Verde hub in Nevada. This was not related to sales of electricity generated by us. RES has responded to the FERC and contested the FERC's proposed remedy for the alleged conduct. On July 18, 2003, the FERC issued a consent order to BP that required BP to pay $3 million and to pass its electricity sales through FERC review for the next six months, among other things. BP's settlement with the FERC may increase the pressure on the FERC to act with respect to RES's market-rate based authority. However, we cannot assure you that the FERC will handle RES's proceeding in the same manner and may conclude that, despite the BP settlement, revocation of market-based authority would be appropriate. We cannot predict the outcome of these matters or the impact they could have on us.

LITIGATION AND CLAIMS

         We are involved in other legal and environmental proceedings before various courts and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. We believe that the effects on our interim financial statements, if any, from the disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

                                      * * *

MANAGEMENT'S NARRATIVE ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                    OVERVIEW

         We own and operate electric generation facilities in New York, Ohio, Pennsylvania and West Virginia with an aggregate generating capacity of 6,721 megawatts, as of June 30, 2003. We typically sell our wholesale products to electric power retailers, which are the entities that supply power to consumers. Power retailers include independent system operators, regulated utilities, municipalities, energy supply companies, cooperatives, and retail "load" or customer aggregators.

         On February 19, 2002, the outstanding shares of common stock of Orion Power were acquired by merger (the Merger) by a wholly-owned subsidiary of Reliant Resources, Inc. (Reliant Resources). The transaction resulted in the purchase by Reliant Resources of all of our outstanding shares of common stock for $26.80 per share in cash for an aggregate purchase price of approximately $2.9 billion. Reliant Resources funded the acquisition with a $2.9 billion credit facility and $41 million of cash on hand. As a result of the Merger, we became a wholly-owned subsidiary of Reliant Resources.

         Reliant Resources accounted for the acquisition as a purchase with assets and liabilities of Orion Power reflected at their estimated fair values. The fair value adjustments related to the acquisition, which have been pushed down to us, primarily included adjustments in property, plant and equipment, goodwill, contractual rights and obligations, severance liabilities, debt, unrecognized pension and postretirement benefits liabilities and related deferred income taxes. For additional information regarding the acquisition, please see note 5 to our consolidated interim financial statements (interim financial statements).

         Similar to other wholesale power generators, we typically sell three types of products: energy, capacity, and ancillary services. Energy refers to the actual electricity generated by our facilities and sold to intermediaries for ultimate transmission and distribution to consumers of electricity. Capacity refers to the physical capability of a facility to produce energy. Ancillary services generally are support products used to ensure the safe and reliable operation of the electric power supply system.

                       CONSOLIDATED RESULTS OF OPERATIONS

         The consolidated interim financial statements for the three and six months ended June 30, 2003, include a change in method applied by Reliant Resources and its wholesale energy segment in allocating corporate, support services and other common costs to Orion Power and its subsidiaries. This change in methodology has been applied retroactively to all periods presented and Managements' Narrative analysis of Financial Condition and Results of Operations takes into consideration this restatement. However, for the three and six months ended June 30, 2002, we were not fully integrated into Reliant Resources' operations and as a result, no corporate and other common costs were allocated by Reliant Resources or its subsidiaries to us. See note 1 to the attached consolidated interim financial statements.

THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO THE THREE MONTHS ENDED JUNE 30,
2002.

         Revenues. Our revenues were $267 million for the three months ended June 30, 2003 as compared to $290 million for the three months ended June 30, 2002. The decrease of $23 million was primarily due to:

            - a $14 million decrease in energy revenues at our MidWest facilities due to decreased power prices and decreased power generation driven by milder temperatures;

            - a $20 million decrease in revenues at our New York City facilities primarily due to a 25% decrease in power generation caused by milder temperatures in 2003; and

            - a $5 million decrease in derivative gains on our power and oil swap contracts for the New York City facilities.

         These were partially offset by:

            - a $5 million increase in capacity revenues at our Liberty generating station, which commenced operations in May 2002; and

            - a $10 million increase in revenues at the New York City facilities due to an increase in power prices.

         Operating expenses. Our operating expenses consisted of fuel expenses, purchased power, operations and maintenance expenses, general, administrative and development expenses, taxes other than income taxes (principally property taxes) and depreciation and amortization expense.

         Fuel. Fuel expenses were $85 million for the three months ended June 30, 2003 as compared to $83 million for the three months ended June 30, 2002. The increase of $2 million resulted primarily from:

            - a $5 million increase in fuel expenses at the MidWest facilities due to a fuel valuation adjustment in 2002; and

            - a $10 million increase due to higher amortization of contractual rights and obligations at the MidWest facilities.

         These were partially offset by:

            - a $14 million decrease in fuel expenses due to lower coal costs and decreased power generation.

         Purchased power. Purchased power expenses were $11 million for the three months ended June 30, 2003 as compared to $18 million for the three months ended June 30, 2002. The $7 million decrease is primarily due to a decreased POLR load obligation, driven by milder temperatures at our MidWest facilities during the three months ended June 30, 2003.

         Operations and maintenance. Operations and maintenance expenses were $61 million for the three months ended June 30, 2003 as compared to $47 million for the three months ended June 30, 2002. The increase of $14 million was primarily due to increased planned gas turbine overhauls and general maintenance at the New York City facilities during the three months ended June 30, 2003.

         General, administrative and development. General, administrative and development expenses were $23 million for the three months ended June 30, 2003 as compared to $8 million for the three months ended June 30, 2002. The increase of $15 million is primarily due to an $18 million increase in corporate, support services and other common costs allocations from affiliates during the three months ended June 30, 2003. See note 3 to our interim financial statements. For the three months ended June 30, 2003, the total amount of support services and other costs allocated to us by REWSC was $18 million, of which, $3 million was billed and is payable by us and $15 million was recorded as a non-cash equity contribution from Reliant Resources. During the three months ended June 30, 2002, we were not fully integrated into Reliant Resources' operations and as a result, no costs were allocated by REWSC to us. This was partially offset by a decrease in general, administrative and development expenses due to workforce reductions and cost reduction efforts associated with the closure of the Baltimore office and the consolidation of operations from the Merger in 2002.

         Taxes other than income taxes. Taxes other than income taxes were $15 million for the three months ended June 30, 2003 as compared to $17 million for the three months ended June 30, 2002. The decrease of $2 million is due to a tax refund received from a settlement with Consolidated Edison of $5 million partially offset by an increase in property tax rates at the New York City facilities.

         Depreciation and amortization. Depreciation and amortization expense was $37 million for the three months ended June 30, 2003 as compared to $34 million for the three months ended June 30, 2002. This increase of $3 million was primarily due to adjustments in the fair value of our property, plant and equipment in the fourth quarter of 2002 as a result of finalizing these amounts related to the Merger (see note 5 to our interim financial statements).

         Interest income. Interest income was $1 million for the three months ended June 30, 2003 as compared to $2 million for the three months ended June 30, 2002. This decrease of $1 million is primarily attributable to lower cash on hand to earn interest for the three months ended June 30, 2003.

         Interest expense. Interest expense was $37 million for the three months ended June 30, 2003 as compared to $41 million for the three months ended June 30, 2002. This decrease of $4 million was primarily a result of lower average debt balances outstanding during the period and the expiration of fixed for floating interest rate swap contracts in December 2002 and June 2003.

         Income tax expense. For the three months ended June 30, 2003, the effective tax rate was not meaningful as we had a $1 million pre-tax loss and $2 million income tax benefit For the three months ended June 30, 2002, the effective tax rate was 35.7%. Our reconciling items for the federal statutory rate of 35% to the effective tax rate totaled $2 million and $0.3 million for the three months ended June 30, 2003 and 2002, respectively. The change in the reconciling items is primarily due to New York Empire Zone tax credits, as offset by a decrease in state income taxes.

         Net income. As a result of the above factors, we recorded net income of $1 million for the three months ended June 30, 2003 as compared to net income of $28 million for the three months ended June 30, 2002.

SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO THE PERIODS JANUARY 1, 2002 THROUGH FEBRUARY 19, 2002 AND FEBRUARY 20, 2002 THROUGH JUNE 30, 2002.

         Revenues. Our revenues were $547 million for the six months ended June 30, 2003 as compared to $122 million and $403 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002, respectively. The increase of $22 million was primarily due to:

            - a $12 million increase in derivative gains on our coal contracts for the MidWest facilities;

            - a $21 million increase in capacity revenues at our Liberty generating station, which commenced operations in May 2002; and

            - a $28 million increase in energy revenues at the New York City facilities due to increased power prices, as a result of higher gas prices driven by a colder winter in 2003.

         These were partially offset by:

            - a $23 million decrease in capacity revenues at the New York City facilities as capacity auction settlement prices declined due to more competitive bidding by us and our competitors;

            - a $4 million decrease in revenues at our hydroelectric facilities due to lower generation as a result of reduced water flow in the first three months of 2003; and

            - a $4 million and a $9 million decrease in revenues due to the amortization of contractual rights and obligations at our MidWest facilities and our Liberty generating station, respectively, which prior to Reliant's acquisition of us, were not valued on our balance sheet. As a result of Reliant's acquisition, the fair value of these contracts was pushed down to our balance sheet as of the acquisition date and is being amortized over the life of the contracts.

         Operating expenses. Our operating expenses consisted of fuel expenses, purchased power, operations and maintenance expenses, general, administrative and development expenses, taxes other than income taxes (principally property taxes) and depreciation and amortization expense.

         Fuel. Fuel expenses were $196 million for the six months ended June 30, 2003 as compared to $43 million and $118 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002, respectively. The increase of $35 million resulted primarily from a $39 million increase in fuel expenses at the New York City facilities due to an increase in fuel prices.

         Purchased power. Purchased power expenses were $21 million for the six months ended June 30, 2003 as compared to $3 million and $22 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002, respectively. The $4 million decrease is primarily due to reduced POLR load obligation, driven by milder temperatures at our MidWest facilities during the three months ended June 30, 2003 partially offset by increases in purchased power during the three months ended March 30, 2003.

         Operations and maintenance. Operations and maintenance expenses were $107 million for the six months ended June 30, 2003 as compared to $22 million and $57 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002, respectively. The increase of $28 million was primarily due to:

            - a $19 million increase at the New York City facilities primarily due to increased planned gas turbine overhauls and general maintenance in 2003;

            - a $2 million increase at the hydroelectric facilities due to increased maintenance expenses, increased insurance premiums and higher labor-related costs in 2003;

            - a $4 million increase at the MidWest facilities due to increased maintenance expense; and

            - a $2 million increase due to Liberty generating station, which commenced operations in May 2002.

         General, administrative and development. General, administrative and development expenses were $49 million for the six months ended June 30, 2003 as compared to $86 million and $14 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002, respectively. The decrease of $51 million is primarily due to costs incurred related to the Merger. For the period January 1, 2002 through February 19, 2002, we recognized $46 million in severance paid to former executives of Orion Power, $29 million in legal and consulting fees related to our acquisition by Reliant Resources, and $1 million in deferred compensation expense relating to full vesting and payout of Orion Power stock options. Also contributing to the decrease in general, administrative and development expenses was the elimination of the former Orion Power corporate office in Baltimore and a reduction of general and administrative activity at the regional offices. This was partially offset by a $38 million increase in corporate, support services and other common costs allocations from affiliates during the six months ended June 30, 2003. See note 3 to our interim financial statements. For the six months ended June 30, 2003, the total amount of support services costs allocated to us by REWSC was $38 million, of which, $7 million was billed and is payable by us and $31 million was recorded as a non-cash equity contribution from Reliant Resources. During the six months ended June 30, 2002, we were not fully integrated into Reliant Resources' operations and as a result, no costs were allocated by REWSC to us.

         Taxes other than income taxes. Taxes other than income taxes were $34 million, for the six months ended June 30, 2003, as compared to $9 million and $25 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002, respectively. Taxes other than income taxes remained unchanged as increases in property tax rates at the New York City facilities were offset by a tax refund of $5 million received from a settlement with Consolidated Edison.

         Depreciation and amortization. Depreciation and amortization expense was $74 million for the six months ended June 30, 2003 as compared to $26 million and $53 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002, respectively. This decrease of $5 million was primarily due to adjustments in the fair value of our property, plant and equipment in the fourth quarter of 2002 as a result of finalizing these amounts related to the Merger (see note 5 to our interim financial statements).

         Interest income. Interest income was $1 million for the six months ended June 30, 2003 as compared to $1 million and $2 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002, respectively. This decrease of $2 million is primarily attributable to lower cash on hand to earn interest for the six months ended June 30, 2003.

         Interest expense. Interest expense was $73 million for the six months ended June 30, 2003 as compared to $25 million and $53 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002, respectively. This decrease of $5 million was primarily a result of lower average debt balances outstanding during the period and the expiration of fixed for floating interest rate swap contracts in December 2002 and June 2003.

         Income tax expense. For the six months ended June 30, 2003 the effective tax rate was not meaningful as we had an $8 million pre-tax loss and $7 million income tax benefit. For the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002, our effective tax rates were 42.5% and 35.8%, respectively. Our reconciling items for the federal statutory rate of 35% to the effective tax rate totaled $5 million and $0.5 million for the six months ended June 30, 2003 and 2002, respectively. The change in the reconciling items is primarily due to an increase in New York Empire Zone tax credits, as offset by a decrease in state income taxes.

         Cumulative effect of accounting change, net of tax. The cumulative effect of accounting change, net of tax was $2 million due to the implementation of SFAS No. 143 on January 1, 2003. See note 2 to our interim financial statements.

         Net income. As a result of the above factors, we recorded net income of $2 million for the six months ended June 30, 2003 as compared to a net loss of $52 million and net income of $41 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002, respectively.

                         LIQUIDITY AND CAPITAL RESOURCES

         The following table summarizes the net cash provided by (used in) operating, investing and financing activities for the six months ended June 30, 2003 and the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002:

                                                  FORMER ORION    |          CURRENT ORION
                                                 ---------------- | ---------------------------------
                                                 JANUARY 1, 2002  | FEBRUARY 20, 2002    FOR THE SIX
                                                      THROUGH     |      THROUGH         MONTHS ENDED
                                                FEBRUARY 19, 2002 |   JUNE 30, 2002     JUNE 30, 2003
                                                ----------------- | -----------------   -------------
                                                  (IN MILLIONS)   |           (IN MILLIONS)
                                                                  |
Cash provided by (used in):                                       |
   Operating activities.......................       $  13        |      $ (101)             $ 59
   Investing activities.......................         (50)       |         (55)              (29)
   Financing activities.......................         (54)       |          69               (29)

SIX MONTHS ENDED JUNE 30, 2003 AS COMPARED TO JANUARY 1, 2002 THROUGH FEBRUARY 19, 2002 AND FEBRUARY 20, 2002 THROUGH JUNE 30, 2002.

Cash Provided by (Used in) Operating Activities.

         Net cash provided by operating activities for the six months ended June 30, 2003 was $59 million as compared to the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002, which provided $13 million and used $101 million of cash, respectively for a net use of $88 million during the combined period. The increase in cash provided by operating activities of $147 million was primarily due to:

            - a $76 million increase due to severance, legal and consulting expenses incurred during the period from January 1, 2002 through February 19, 2002, which were not incurred during the six months ended June 30, 2003.

            - a $46 million increase in cash flows primarily related to changes in restricted cash.

Cash Used in Investing Activities.

         Investing activities for the six months ended June 30, 2003 used $29 million as compared to the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002, which used $50 million and $55 million of cash, respectively. The $76 million decrease resulted from a reduction in capital spending primarily due to the completion of the Liberty generating station and the Brunot Island repowering project as well as the cancellation of major development projects during 2002.

Cash Provided by (Used in) Financing Activities.

         Financing activities for the six months ended June 30, 2003 used $29 million of cash as compared to the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through June 30, 2002, which used $54 million and provided $69 million of cash, respectively. The $44 million decrease resulted primarily from decreased contributions from our stockholder.

         As of June 30, 2003, cash and cash equivalents were $9 million and we had a working capital deficit of $21 million. Included in our working capital deficit is the working capital deficit at Liberty Electric PA, LLC of $241 million, which includes debt of $264 million that is non-recourse to Orion Power. See notes 8 and 9 to our interim financial statements for further discussion regarding Liberty. It also includes current restricted cash of $177 million that can only be used pursuant to our credit facilities and to fund the business activities of the subsidiaries that hold our facilities located in New York City and Central New York, our hydroelectric facilities in upstate New York, the Liberty generating station and our facilities located in the MidWest. For additional discussion on the credit facilities, see 8 to our interim financial statements.

         Orion Power has outstanding $400 million aggregate principal amount of 12% senior notes (senior notes) due 2010. Credit agreements entered into by Orion MidWest and Orion NY contain requirements that may restrict these entities from making dividends, loans or advances to Orion Power for future interest payments on the senior notes. If at the time such payments are due, dividends, loans or advances are restricted under the Orion NY and Orion MidWest credit agreements, and funds generated from Orion Power's other subsidiaries or from other sources are insufficient, payment default under Orion Power's senior notes may occur unless Reliant Resources elects to invest additional funds in Orion Power, which it is not obligated to do. On May 1, 2003, Reliant Resources contributed $15 million to Orion Power, as a partial funding of the semi-annual interest payment of $24 million on the senior notes due May 1, 2003. See note 8 to our interim financial statements.

         The following table summarizes our credit capacity under our committed credit facilities at June 30, 2003:


                                          TOTAL                                  COMMITMENTS
                                        COMMITTED   DRAWN    LETTERS    UNUSED   EXPIRING BY   PRINCIPAL AMORTIZATION AND
                                         CREDIT     AMOUNT  OF CREDIT   AMOUNT  JUNE 30, 2004  COMMITMENT EXPIRATION DATE
                                        ---------   ------  ---------   ------  -------------  --------------------------
                                                           (IN MILLIONS)
  Orion Power 12% senior notes........  $     400   $  400   $    -     $    -    $      -     May 2010
                                                                                               September 2003 - October
  Orion MidWest and Orion NY credit         1,292    1,292        -          -          89     2005
    facilities........................
  Orion MidWest revolving working
    capital facility..................         75       40       12         23           -     October 2005
  Orion NY revolving working capital
    facility..........................         30       -         -         30           -     October 2005
  Liberty Credit Agreement (1)........        286      264       17          5           8     July 2003 - April 2026
                                        ---------   ------   ------     ------    --------
Total.................................  $   2,083   $1,996   $   29     $   58    $     97
                                        =========   ======   ======     ======    ========

---------------
(1) As discussed in note 8 to our interim financial statements, the unused amount is currently not available to Liberty.

Capital Requirements and Contingencies.

         Long-term debt includes the senior notes issued by Orion Power as well as the three credit facilities entered into by the operating subsidiaries, Orion NY, Orion MidWest and Liberty. Debt maturities and other obligations under various capital and operating leases, excluding Liberty (see below) and Orion Power, will be funded through cash provided by operations and revolving working capital facilities, as necessary.

         Liberty Generating Station Contingency. Liberty Electric Power, LLC
(LEP), an indirect wholly-owned subsidiary of Orion Power, was contracted under a long-term tolling agreement with PG&E Energy Trading-Power, L.P. (PGET). On July 8, 2003, PGET and one of PGET's guarantors, PG&E National Energy Group, Inc. (NEG) filed for reorganization under Chapter 11 of the United States Bankruptcy Code. (see note 9 to our interim financial statements). PGET also filed a motion with the bankruptcy court to reject the tolling agreement, which if approved by the court, would deem the agreement terminated on July 8, 2003. Liberty did not oppose this motion and the bankruptcy court entered an order (the "Rejection Order") granting the motion on August 7, 2003.

         The tolling agreement provided for a fixed monthly payment to LEP. As a result of the rejection of the tolling agreement, LEP will need to find a power purchaser or tolling customer to replace PGET or sell the energy and/or capacity in the merchant energy market. Liberty is currently negotiating with its lenders an arrangement to allow LEP to sell capacity and energy into the merchant market. In addition, in connection with the rejection of the tolling agreement, and in accordance with the Rejection Order, LEP is working with PGET to cause the transfer of the gas transportation agreements that PGET utilizes in connection with the tolling agreement to LEP, and, following such transfer, LEP will be required to perform the obligations currently being performed by PGET under the gas transportation agreements including the payment of a monthly transportation charge. As drafted, the gas transportation agreements contemplate their transfer from PGET to LEP upon termination of the tolling agreement. Once the gas transportation agreements have been transferred to LEP, LEP's payment obligation thereunder will be supported by a $5 million guarantee of Orion Power Development Company, Inc. (OPD), which is a wholly-owned subsidiary of Orion Power and the parent company of LEP and Liberty. If LEP fails to make payment under the transportation agreements, the transportation company may make a claim against OPD under this guarantee. Also, if LEP fails to maintain minimum creditworthiness as required under the gas tariff governing these transportation agreements on file with the FERC, LEP may be required to post additional collateral. However, OPD is not obligated to post any additional collateral. See note 9 to our interim financial statements.

         Given that the tolling agreement has now been terminated, it is unlikely, given current market conditions, that LEP would have sufficient cash flow to pay all of its expenses or enable Liberty to make interest and scheduled principal payments under the Liberty credit facility as they become due, or to post the collateral which may be required to buy fuel, or in respect of the gas transportation agreements, if the tolling agreement is terminated. The termination of the tolling agreement may cause both Liberty and LEP to seek other alternatives, including reorganization under the bankruptcy laws or a negotiated foreclosure with the Liberty lenders. We would not be in default under our other current debt agreements if any of these events occur at Liberty.

         As of June 30, 2003, the combined net book value of LEP and Liberty was $365 million, excluding the non-recourse debt obligations of $264 million. We will evaluate the Liberty generating station and the related tolling agreement for impairment during the third quarter of 2003.

Credit Ratings.

         During 2002 and 2003, Moody's and Standard & Poor's downgraded our credit rating. Credit ratings impact our ability to obtain short-term and long-term financing, the cost of such financing and the execution of our commercial strategies. Our credit ratings for our senior unsecured notes, as of August 1, 2003, are as follows:

DATE ASSIGNED         RATING AGENCY                RATING
-------------     ---------------------     --------------------
June 16, 2003     Moody's                   B2, Stable outlook
June 10, 2003     Standard & Poor's (1)     B-, Negative outlook

------------
(1) On June 10, 2003, Standard & Poor's increased our senior unsecured rating to B- from CCC+ and our corporate credit rating was reaffirmed as B. On April 2, 2003, Standard & Poor's increased our senior unsecured rating to CCC+ from CC and our corporate credit rating was also upgraded from CCC to B (previously, on March 27, 2003, Standard & Poor's downgraded our senior unsecured rating to CC from CCC and our corporate credit rating was also downgraded from B- to CCC).

         We have been adversely impacted by our previous downgrade to sub-investment grade in connection with certain commercial agreements. In most cases, the consequences of rating downgrades are limited to the requirement by our counterparties that we provide credit support to them in the form of a pledge of cash collateral, a letter of credit or other similar credit support.

         As a result of our credit rating downgrades in the first quarter of 2003, collateral requirements, which are based on a contractual provision relating to creditworthiness and market exposure, were triggered pursuant to a power purchase agreement between Orion NY and Niagara Mohawk. In March 2003, Orion NY posted $20 million in a combination of cash and letters of credit to satisfy these collateral requirements and Reliant Resources posted $7 million in cash on Orion NY's behalf. Due to reductions in market exposure, the collateral posting was reduced to $17 million in April 2003 and to $15 million in May 2003. As a result of our ratings upgrades in June 2003, the remaining collateral posting of $15 million was returned to us in June 2003.

         Our credit rating downgrade in the first quarter also triggered a provision in a power contract between Orion MidWest and one of its customers, Exelon, which required us to provide collateral of approximately $16 million. On July 30, 2003, this collateral was posted by Reliant Resources on Orion MidWest's behalf. There is no obligation by Orion MidWest to repay this collateral to Reliant Resources.

         We cannot assure you that these ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities and may be revised or withdrawn at any time by the rating agencies. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms.

       CHANGES IN ACCOUNTING PRINCIPLES AND NEW ACCOUNTING PRONOUNCEMENTS

         For discussion regarding changes in accounting principles and new accounting pronouncements that impact us, see note 2 to our interim financial statements.

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